                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 25)

                            TECUMSEH PRODS CO CL B
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                               (Name of Issuer)

                                 COMMON STOCK
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                        (Title of Class of Securities)

                                  878895101
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                                (CUSIP Number)

Check the following space if a fee is being paid with this statement:

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

  CUSIP NO.:  878895101
              ---------

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      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


      Comerica Bank
      38-0477375
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      CHECK THE APPROPRIATE LETTER IF A MEMBER OF A GROUP:
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Michigan Banking Corporation
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                          SOLE VOTING POWER:
                     5.
     NUMBER OF
                          7,159
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6.

     OWNED BY             1,246,615
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7.
    REPORTING
                          12,149
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8.
                          1,241,625
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      1,253,774
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      CHECK THE SPACE BELOW IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.   CERTAIN SHARES
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11.

      22.92%
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      TYPE OF REPORTING:
12.
      BK
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                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

Check the following space if a fee is being paid with this statement:

Item 1(a):     Name of Issuer:

               TECUMSEH PRODS CO CL B

Item 1(b):     Address of Issuer's Principal Executive Offices:

               100 East Patterson Street
               Tecumseh, MI 49286

Item 2(a):     Name of Person Filing:

               Comerica Bank

Item 2(b):     Address of Principal Business Office or, if none, Residence:

               One Detroit Center
               Detroit, MI 48275

Item 2(c):     Citizenship:

               Michigan Banking Corporation

Item 2(d):     Title of Class of Securities:

               COMMON STOCK

Item 2(e):     CUSIP Number:

               878895101

Item 3: This statement is filed in pursuant to Rule 13d-1(b), or 13d-2(b). The person filing is a Bank as defined in Section 3(a)(6) of the Act.

Item 4:        Ownership:

      (a)      Amount beneficially owned: 1,253,774

      (b)      Percent of class:  22.92%

      (c)      Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:
                     7,159

               (ii)  Shared power to vote or to direct the vote:
                     1,246,615

               (iii) Sole power to dispose or to direct the disposition:
                     12,149

               (iv)  Shared power to dispose or to direct the disposition:
                     1,241,625

Item 5:        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6:        Onwnership of More than Five Percent on Behalf of Another Person:

               HERRICK 1949 TUA FBO K HERRICK 870,401       15.91%

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:


Item 8:        Identification and Classification of Members of the Group:


Item 9:        Notice of Dissolution of a Group:


Item 10:       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: 03/22/2001

               Comerica Bank

               /s/ Stephen Graef

               By: Stephen Graef
                   Vice President, Comerica Bank